Exhibit 3.4

CERTIFICATE ELIMINATING

REFERENCE TO SERIES A REDEEMABLE

EXCHANGEABLE PREFERRED STOCK

FROM THE

CERTIFICATE OF INCORPORATION

OF

AFFINION GROUP HOLDINGS, INC.

Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “corporation”) is Affinion Group Holdings, Inc.

2. The designation of the preferred shares of stock of the corporation to which this certificate relates is Series A Redeemable Exchangeable Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Redeemable Exchangeable Preferred Stock were provided for in the Certificate of Designation, Preferences and Rights of Series A Redeemable Exchangeable Preferred Stock, which heretofore has been filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the corporation has adopted the following resolution:

RESOLVED, that, following the date of the consummation of the Redemption, none of the shares of Series A Preferred Stock will be outstanding;

RESOLVED, that, following the date of the consummation of the Redemption, and that from and after such date no shares of Series A Preferred Stock shall be issued by Holdings; and

RESOLVED, that, following the date of the consummation of the Redemption, the proper officers of Holdings be, and they hereby are, authorized and directed to file a certificate setting forth this resolution with the Secretary of State for the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL for the purpose of eliminating from the Certificate of Incorporation all reference to the Series A Preferred Stock.

5. The effective time of this certificate shall be March 18, 2011

Signed on March 18, 2011

/s/ Sloane Levy
By: Sloane Levy
Title: Executive Vice President and General Counsel